Liberty Oilfield Services Inc. Announces Second Quarter 2020 Financial and Operational Results
July 28, 2020
Denver - (Business Wire) - Liberty Oilfield Services Inc. (NYSE: LBRT; “Liberty” or the “Company”) announced today second quarter 2020 financial and operational results.
Summary Results and Highlights
•Cash and cash equivalents increased by $68 million to $125 million for the quarter ended June 30, 2020
•Total liquidity was $207 million at the end of the second quarter 2020
•Revenue of $88 million, net loss1 of $66 million, or $0.55 fully diluted loss per share, and Adjusted EBITDA2 of $(13) million including non-cash items of over $4 million for the quarter ended June 30, 2020
•Reacted swiftly to unprecedented industry conditions by moving to a highly flexible variable operating cost structure aligned with frac activity, achieving over 40% sequential reduction in general and administrative expenses excluding share-based compensation, and reducing 2020 capital expenditures target by approximately 50%
•Pumped 97% of minutes in a day (1,399 minutes) on a plug and perf pad, a new Company record
“During the second quarter, Liberty continued to safely deliver exceptional service while taking steps to manage through an abrupt drop in completions activity across the industry due to global oil supply and demand shocks. In response to an unprecedented level of commodity price volatility during the second quarter, our top tier customers appropriately chose to curtail oil production and cease completions activity. We worked closely with our customers to evaluate forward business activity and implemented a clear plan to conserve cash, maintain liquidity and position the Company for strong performance in an eventual recovery. As earlier announced, we elected to reduce staffed frac fleets by approximately 50% to align with our customers’ activity plans towards year-end 2020. We also reduced our capital expenditures target, suspended our dividend, and continued to improve our cost structure to position the Company favorably for the long-term by exercising near term flexibility aimed at maintaining our balance sheet strength. Our Liberty family members have made unprecedented sacrifices given the challenges presented by the current market, and we thank all past and current Liberty employees for their contributions,” commented Chris Wright, Chief Executive Officer.
Mr. Wright continued, “These actions, coupled with outstanding operational performance, allowed us to deliver on our long-term strategic goals that recognize the importance of cash generation, disciplined capital allocation and a strong balance sheet. While our revenues declined to $88 million in the second quarter, and net loss1 was $66 million, or $0.55 per fully diluted share, we were able to generate significant free cash flow during the second quarter. Adjusted EBITDA2, excluding non-cash items, was approximately $(8) million for the quarter. We ended the quarter with total liquidity of $207 million. Despite these extraordinary circumstances that our industry faces today, we remain focused on building long-term partnerships with the industry’s leading players and investing in technology to grow our competitive advantage, all with laser focus on safe and efficient operations. This was illustrated by setting new efficiency records in the quarter such as pumping 97% of the minutes in a day on a plug and perf pad, enabled by our onsite and logistics prowess and proprietary technologies.”
Outlook
The collapse of worldwide demand for oil during the second quarter resulted in an abrupt reset of operators’ drilling and completion activity plans for the year. We believe the second quarter likely marks the bottom in completions activity. In the third quarter, rig count declines have slowed and West Texas Intermediate crude oil prices have seen signs of stability after a highly volatile second quarter. In response to higher and more stable oil prices North American exploration and production companies are bringing back curtailed production volumes and
1 Net income/loss attributable to controlling and noncontrolling interests.
2 “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Please see the supplemental financial information in the table under “Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA” at the end of this earnings release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to its most directly comparable GAAP financial measure.

beginning a modest uptick in completions activity, albeit off a very low base. Our customer dialogues center around optimizing their development plans for the second half of 2020 and looking into 2021.
As operators look to the “other side,” a side where many operators and service providers will no longer exist, there is a heightened interest in best-in-class service quality, efficiency, safety and technology solutions that enable a better and more respected industry. Liberty is becoming a larger part of our top-tier customers’ anticipated business activity during the second half of 2020, as the innovative engineering Liberty brings to completions strategies and our environmental, social and governance (“ESG”) conscious approach to hydraulic fracturing have simply become more important. Using our proprietary database and analysis tools, our team is partnering with major Permian operators to evaluate completion practices and well-productivity to help drive economic improvements across the basin. We are also working together on rigorous design, analysis and implementation plans for our next generation frac fleets to continue raising the industry ESG bar.
Commenting on the outlook, Wright added, “Prior downturns in the oil and gas industry have tested and proved the resilience of Liberty’s strategy, and we believe this time is no different. Liberty developed a plan to navigate the downturn, with an eye toward our strategic principles, and we executed swiftly and decisively to position the Company well for the long-term.”
Wright continued, “Entering the second half of 2020, the foundation of a strong culture, coupled with technology and efficiency-centered competitive advantages, will allow us to continue a path towards expanding our deep-rooted customer relationships that we have cultivated over the years. We now expect a modest acceleration in activity during the third quarter, and we expect to have 10 to 12 frac fleets working in the fourth quarter of 2020 as customers look to utilize superior services in the current climate. We believe that we are significantly advantaged with a strong balance sheet, a high-quality service offering, low capital outlay and flexible cost structure that allow us to serve our customers through an impending recovery. As Sun-Tzu said over two millennia ago ‘In the midst of chaos, there is also opportunity’.”
Second Quarter Results
For the second quarter of 2020, revenue decreased 81% to $88 million from $472 million in the first quarter of 2020.
Net loss before income taxes totaled $77 million for the second quarter of 2020 compared to net income before income taxes of $3 million for the first quarter of 2020.
Net loss1 (after taxes) totaled $66 million for the second quarter of 2020 compared to net income1 of $2 million in the first quarter of 2020.
Adjusted EBITDA2, which includes non-cash stock compensation expense, decreased 123% to $(13) million from $54 million in the first quarter. Please refer to the reconciliation of Adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this earnings release.
Fully diluted loss per share was $0.55 for the second quarter of 2020 compared to earnings of $0.02 for the first quarter of 2020.
Modest net-debt position at the end of the first quarter of 2020 swung to a $19 million net-cash position at the end of the second quarter.
Balance Sheet and Liquidity
As of June 30, 2020, Liberty had cash on hand of $125 million, a significant increase from first quarter levels as working capital decreased, and total debt of $106 million, net of deferred financing costs and original issue discount. The term loan requires only a 1% annual amortization of principal, paid quarterly, with no substantial payment due until maturity in September 2022, subject to mandatory prepayments from excess cash flow. There were no borrowings drawn on the ABL credit facility, and total liquidity, including availability under the credit facility, was $207 million.

Conference Call
Liberty will host a conference call to discuss the results at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on Wednesday, July 29, 2020. Presenting Liberty’s results will be Chris Wright, Chief Executive Officer, Ron Gusek, President, and Michael Stock, Chief Financial Officer.
Individuals wishing to participate in the conference call should dial (833) 255-2827, or for international callers (412) 902-6704. Participants should ask to join Liberty's call. A live webcast will be available at http://investors.libertyfrac.com. The webcast can be accessed for 90 days following the call. A telephone replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers (412) 317-0088. The passcode for the replay is 10137970. The replay will be available until August 5, 2020.
About Liberty
Liberty is an independent provider of hydraulic fracturing services to onshore oil and natural gas exploration and production companies in North America. Liberty was founded in 2011 with a relentless focus on improving tight-oil completions, and an emphasis on customer partnerships and technology to find innovative answers to frac optimization. Liberty is headquartered in Denver, Colorado. For more information about Liberty, please contact Investor Relations at IR@libertyfrac.com.
Non-GAAP Financial Measures
This earnings release includes unaudited non-GAAP financial and operational measures, including EBITDA, Adjusted EBITDA and Pre-Tax Return on Capital Employed. We believe that the presentation of these non-GAAP financial and operational measures provides useful information about our financial performance and results of operations. Non-GAAP financial and operational measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial and operational measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with U.S. GAAP. See the tables entitled Reconciliation and Calculation of Non-GAAP Financial and Operational Measures for a reconciliation or calculation of the non-GAAP financial or operational measures to the most directly comparable GAAP measure.
Forward-Looking and Cautionary Statements
The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, the deployment of fleets in the future, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, return of capital to stockholders, business strategy and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “likely,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this earnings release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in Liberty's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on February 27, 2020 and in our other public filings with the SEC. These and other factors could cause our actual results to differ materially from those contained in any forward-looking statements.

Contact:
Michael Stock
Chief Financial Officer
303-515-2851
IR@libertyfrac.com

Liberty Oilfield Services Inc.
Selected Financial Data
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
Statement of Operations Data:	(amounts in thousands, except for per share and fleet data)
Revenue	$88,362	$472,344	$542,147	$560,706	$1,077,295
Costs of services, excluding depreciation and amortization shown separately	89,518	392,716	426,444	482,234	855,743
General and administrative	18,064	28,613	23,989	46,677	46,077
Severance and related costs	9,057	—	—	9,057	—
Depreciation and amortization	44,931	44,831	40,368	89,762	78,755
Loss (gain) on disposal of assets	334	(102)	143	232	1,366
Total operating expenses	161,904	466,058	490,944	627,962	981,941
Operating (loss) income	(73,542)	6,286	51,203	(67,256)	95,354
Interest expense, net	3,656	3,608	3,597	7,264	7,779
Net (loss) income before taxes	(77,198)	2,678	47,606	(74,520)	87,575
Income tax (benefit) expense	(11,363)	261	7,083	(11,102)	13,143
Net (loss) income	(65,835)	2,417	40,523	(63,418)	74,432
Less: Net (loss) income attributable to noncontrolling interests	(20,064)	697	18,491	(19,367)	34,279
Net (loss) income attributable to Liberty Oilfield Services Inc. stockholders	$(45,771)	$1,720	$22,032	$(44,051)	$40,153
Net (loss) income attributable to Liberty Oilfield Services Inc. stockholders per common share:
Basic	$(0.55)	$0.02	$0.32	$(0.53)	$0.59
Diluted	$(0.55)	$0.02	$0.32	$(0.53)	$0.58
Weighted average common shares outstanding:
Basic	83,292	81,651	68,404	82,472	67,918
Diluted (1)	83,292	114,952	114,338	82,472	114,277

Other Financial and Operational Data
Capital expenditures (2)	$13,284	$32,888	$43,950	$46,172	$95,058
Adjusted EBITDA (3)	$(12,566)	$53,538	$92,120	$40,972	$176,935
Average Active Fleets (4)	4.6	22.8	23.0	13.7	22.6
Annualized Adjusted EBITDA per Average Active Fleet (5)	$(10,957)	$9,418	$16,065	$5,998	$15,788

(1)In accordance with U.S. GAAP, diluted weighted average common shares outstanding for the three and six months ended June 30, 2020, exclude weighted average shares of Class B common stock (29,392 and 30,015, respectively), restricted shares (246 and 257, respectively) and restricted stock units (1,914 and 2,124, respectively) outstanding during the period.
(2)Capital expenditures presented above are shown on an as incurred basis, including capital expenditures in accounts payable and accrued liabilities.
(3)Adjusted EBITDA is a non-GAAP financial measure. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” below.
(4)Average Active Fleets is calculated as the daily average of the number of active fleets for the period presented.
(5)Annualized Adjusted EBITDA per Average Active Fleet is calculated as Adjusted EBITDA for the respective quarter, or six month period, annualized, divided by the Average Active Fleets, as defined above.

Liberty Oilfield Services Inc.
Condensed Consolidated Balance Sheets
(unaudited, amounts in thousands)
	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$124,504	$112,690
Accounts receivable and unbilled revenue	68,519	252,910
Inventories	81,167	88,547
Prepaids and other current assets	25,500	34,827
Total current assets	299,690	488,974
Property and equipment, net	613,136	651,703
Operating and finance lease right-of-use assets	107,590	108,413
Other assets	30,704	34,339
Total assets	$1,051,120	$1,283,429
Liabilities and Equity
Current liabilities:
Accounts payable	$27,381	$117,613
Accrued liabilities	36,858	108,954
Current portion of operating and finance lease liabilities	36,360	39,519
Current portion of long-term debt, net of discount	353	409
Total current liabilities	100,952	266,495
Long-term debt, net of discount	105,596	105,731
Long-term operating and finance lease liabilities	64,050	61,571
Deferred tax liability	14,887	19,659
Payable pursuant to tax receivable agreement	45,678	48,481
Total liabilities	331,163	501,937

Stockholders' equity:
Common Stock	1,129	1,126
Additional paid in capital	435,885	410,596
Retained earnings	94,817	143,105
Total stockholders’ equity	531,831	554,827
Noncontrolling interest	188,126	226,665
Total equity	719,957	781,492
Total liabilities and equity	$1,051,120	$1,283,429

Liberty Oilfield Services Inc.
Reconciliation and Calculation of Non-GAAP Financial and Operational Measures
(unaudited, amounts in thousands)
Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
Net (loss) income	$(65,835)	$2,417	$40,523	$(63,418)	$74,432
Depreciation and amortization	44,931	44,831	40,368	89,762	78,755
Interest expense, net	3,656	3,608	3,597	7,264	7,779
Income tax (benefit) expense	(11,363)	261	7,083	(11,102)	13,143
EBITDA	$(28,611)	$51,117	$91,571	$22,506	$174,109
Fleet start-up and lay-down costs	4,499	—	406	4,499	1,460
Loss (gain) on disposal of assets	334	(102)	143	232	1,366
Provision for credit losses	2,155	2,523	—	4,678	—
Severance and related costs	9,057	—	—	9,057	—
Adjusted EBITDA	$(12,566)	$53,538	$92,120	$40,972	$176,935

Calculation of Pre-Tax Return on Capital Employed
	Twelve Months Ended
	June 30, 2020
	2020	2019
Net loss	$(62,986)
Add back: Income tax benefit	(10,193)
Pre-tax net loss	$(73,179)
Capital Employed
Total debt, net of discount	$105,949	$106,772
Total equity	719,957	792,446
Total Capital Employed	$825,906	$899,218

Average Capital Employed (1)	$862,562
Pre-Tax Return on Capital Employed (2)	(8)%

(1)Average Capital Employed is the simple average of Total Capital Employed as of June 30, 2020 and 2019.
(2)Pre-tax Return on Capital Employed is the ratio of pre-tax net (loss) income for the twelve months ended June 30, 2020 to Average Capital Employed.